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                                                                    Exhibit 99.1




                          Contact:       Darrell W. Crate
                                         Chief Financial Officer
                                         Affiliated Managers Group, Inc.
                                         (617) 747-3300

                          Contact:       James G. Hesser
                                         President
                                         Rorer Asset Management
                                         (215) 568-2126



           Affiliated Managers Group, Inc. To Make Investment in Rorer
                                Asset Management
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     Boston, MA, November 9, 1998 -- Affiliated Managers Group, Inc. (NYSE: AMG)
and Rorer Asset Management ("Rorer") announced today that they have reached a definitive agreement whereby AMG will make a significant equity investment in Rorer.

     Rorer is a Philadelphia-based investment advisor that manages approximately $3.7 billion for institutional clients and high net worth individuals. Founded in 1978, Rorer specializes in investing in large and mid-cap equities and fixed income securities, employing a highly disciplined relative value investment process engineered by its founder, Edward C. Rorer, to reduce performance volatility while achieving superior market returns. AMG is a Boston-based asset management holding company which acquires majority interests in mid-sized investment management firms while leaving a remaining substantial equity ownership with management of the firm. AMG's strategy is to generate growth through investments in new affiliates, as well as through the internal growth of existing affiliated firms. Including another pending investment, AMG has 12 affiliates which had aggregate assets under management of over $53 billion at September 30, 1998.

     William J. Nutt, AMG's Chairman, President and Chief Executive Officer noted that, "We are extremely pleased to form a partnership with Rorer and its outstanding management team. The successful application of their disciplined investment process, as well as a commitment to build their business by focusing on superior client service and back office systems and support, has led to significant growth, through both outstanding investment results as well as by attracting new clients."



                                     -MORE-

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AMG to Invest in Rorer Asset Management
Page 2 of 3

     Mr. Rorer, Chairman and Chief Investment Officer of Rorer said, "An affiliation with AMG allows us to remain autonomous and independent while providing a succession plan which is in the best interests of our clients and employees. AMG's investment structure enables us to continue to provide the substantial incentive of equity ownership to senior management while providing new ownership participation to a broader base of employees. The continuation of management ownership and operating autonomy will ensure that our firm remains focused on providing the best returns and service to our clients." James G. Hesser, President of Rorer, added, "Due to our firm's significant growth over the past five years, we were facing a series of important issues, ranging from ownership succession and management continuity to adequately compensating experienced investment professionals through equity ownership. AMG's structure properly addresses these issues and allows us to redistribute ownership to a succeeding generation of management."

     As a result of the transaction, Rorer will be reorganized into Rorer Asset Management, LLC, of which AMG will own approximately a 65% interest with Rorer management holding the remaining 35%. AMG will pay approximately $65 million in cash for its equity position. Rorer's operations will remain unchanged and current management will continue to oversee the operations of their firm. In addition, certain key employees of Rorer will sign long term employment agreements with the firm.

     Rorer Asset Management provides investment services to a diverse client base including individuals, trusts and estates, corporations, pension and profit sharing plans, unions and Taft-Hartley funds, and charitable institutions. The firm offers three types of investment management accounts: large-cap equity, balanced, and fixed income. In addition, Rorer is introducing a mid-cap equity product employing the same relative value investment process that has been successfully applied to large-cap equities. The Rorer approach to asset management is a highly disciplined investment process which has provided competitive performance results with significantly less volatility than the market. These results are pursued by combining quantitative and qualitative disciplines in Rorer's stock selection models and adhering to them through market cycles.



                                     -MORE-


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AMG to Invest in Rorer Asset Management
Page 3 of 3

     AMG was founded in 1993 to address the succession and transition issues facing the founders and owners of many mid-sized investment firms. AMG's investment structure allows individual members of each affiliate's management to retain or acquire significant direct ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its affiliates, when requested, in strategic matters, marketing, product development and operations support. AMG's shareholders include TA Associates, Chase Capital, BankAmerica, and The Hartford, as well as AMG management and the management of its affiliates. AMG's common stock is listed on the NYSE under the symbol "AMG."

The transaction is expected to close upon receipt of customary approvals.













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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, fulfillment of the conditions to the closing of pending investments, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission. Reference is hereby made to the "Cautionary Statements" set forth in AMG's Form 10-K for the year ended December 31, 1997.

             FOR MORE INFORMATION ON AFFILIATED MANAGERS GROUP, INC.
              VIA FAX AT NO CHARGE, PLEASE DIAL 1-800-PRO-INFO AND ENTER TICKER SYMBOL "AMG" OR VISIT AMG'S WEB SITE AT
                               WWW.AMG-BOSTON.COM